Exhibit 99.01

              LG&E Energy Corp. Promotes Officers To New Positions

LOUISVILLE, Ky. - LG&E Energy Corp. announced that, effective May 15, Victor A. Staffieri will be promoted to chief financial officer of the corporation; and Stephen R. Wood will be promoted to president, Louisville Gas and Electric Company and distribution services division.

Staffieri previously was president of distribution services and Louisville Gas and Electric Company. In his new position, Staffieri will be responsible for financial and accounting policy and management throughout LG&E Energy Corp. In addition, he will lead international and domestic development activities, including business growth through acquisitions and joint ventures.

Staffieri joined LG&E Energy Corp. in December 1992 as senior vice president, public policy, and general counsel. He has nearly 20 years of legal and public policy experience. Prior to joining LG&E, he was general counsel and secretary at Long Island Lighting Company in Hicksville, N.Y.

Staffieri is the 1997 Chair of the Louisville Area Chamber of Commerce and a member of the chamber's African-American Affairs Committee. He also is a member of The National Conference and Chairman of the Coordination Council for Economic Development Activities-Regional Economic Development Strategy. In addition, Staffieri is a member of Bellarmine College Board of Trustees and several subcommittees, the University of Louisville Board of Overseers, and the board of directors for the Downtown Development Corporation, Fifth Third Bank of Kentucky Inc., Greater Louisville Fund for the Arts, Kentucky Country Day and Jefferson County/Louisville Area Chamber of Commerce Family Business Partnership.

Staffieri has a bachelor's degree from Yale University and juris doctorate from Fordham University School of Law. Staffieri and his wife, Kim, have four children.

Wood, in his new position, will be responsible for all operations of Louisville Gas and Electric and the distribution services division. In addition, Wood will be responsible for the corporation's two Argentine natural gas distribu-tion companies, Centro and Cuyana. He was formerly executive vice president and chief administrative officer, LG&E Energy Corp. A new chief administrative officer will be named later.

Wood joined Louisville Gas and Electric Company in 1989 as senior vice presi-dent, human resources and administration. He has more than 30 years of broad-based business experience, which he gained at notable companies, such as Memorex Telex Corporation and Ford Motor Company.

Wood is on The Conference Board's Chief Administrative Officers' Council in New York; and Chairman of the Board of Acordia of Louisville Inc., and WKPC-TV, Channel 15, in Louisville. He also is on the board of directors of Martin Engineering in Illinois.

Wood has a bachelor's degree from Purdue University and a master of business administration degree from the University of Detroit. He and his wife, Mona, have three children.

LG&E Energy Corp. (LGE:NYSE), a Fortune 500 company, is an industry-leading energy services holding company headquartered in Louisville, Ky. The company has assets and operations in retail and wholesale power and natural gas services and marketing. It has offices, operations and partnership projects throughout the U.S. as well as Canada, Argentina and Spain.

Louisville Gas and Electric Company is a regulated subsidiary of LG&E Energy
Corp.

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